EXHIBIT 99.2
For Immediate Release
Doral Financial Corp. Appoints Robert E. Wahlman
Chief Financial and Investment Officer
San Juan, Puerto Rico — March 25, 2009 — Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”) today announced the appointment of Robert E. Wahlman, a banking industry veteran, as the Company’s new Chief Financial & Investment Officer. Mr. Wahlman is succeeding Marito Domingo, who led Doral’s finance function as the Company successfully recapitalized and repositioned itself as a leading community banking organization. Mr. Domingo will be assisting Doral in its transition process.
Mr. Wahlman joins Doral with 25 years of experience in bank accounting and finance management. Most recently, he served as Chief Financial Officer of Merrill Lynch Bank USA and Merrill Lynch Bank & Trust, where he had oversight for the financial management, internal controls structure and financial reporting of a grouping of U.S.-based banks with approximately $100 billion in aggregate assets. Prior to that, Mr. Wahlman served in a number of key senior finance roles at financial services companies such as CIGNA Corporation and Bank One Corporation.
Mr. Wahlman will report directly to Glen R. Wakeman, President and CEO of Doral Financial Corporation, and will have oversight of all corporate finance, accounting and investment operations of the Company.
“We are delighted in welcoming Robert to our executive team. He is an industry veteran with finance and accounting experience at the senior levels of some of the largest financial institutions in the world. We are in the process of effecting a seamless transition in bringing Robert on board, and we look forward to working together with him in executing our strategy,” said Glen R. Wakeman, CEO and President of Doral Financial Corporation.
“Robert’s appointment reflects the strong progress we have made in our Company’s turnaround, and in particular, the outstanding efforts on the part of Marito Domingo, who joined Doral with the mission of assisting us in the repositioning of the Company. Marito’s accomplishments include the recapitalization of Doral, elimination of all accounting material weaknesses and the elimination of unusually high interest rate risk. We are a substantially safer and stronger company as a result of his work. With these milestones successfully completed, we understand Marito’s desire to rejoin his family on the West Coast of the U.S. on a full time basis and pursue other professional interests. We wish Marito all the best in his future endeavors, and we extend to him our Company’s deep gratitude.”
Marito Domingo said, “It has been a pleasure working with Glen Wakeman and my other colleagues at Doral. I am proud of all that we have accomplished and I believe I am departing at a time when Doral is well-positioned for the future.”
Mr. Wahlman holds a BA in Economics and History and an MBA in Finance from the University of Arkansas. He is a Certified Public Accountant.
Contact:
Lucienne Gigante
VP, Public Relations
lucienne.gigante@doralfinancial.com
787-474-6298